Nucor Reports Results for Fourth Quarter and Year Ended 2011

CHARLOTTE, N.C., Jan. 26, 2012 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $778.2 million, or $2.45 per diluted share, for the full year 2011, an increase of more than fivefold over net earnings of $134.1 million, or $0.42 per diluted share for the full year 2010.

Nucor reported consolidated net earnings of $137.1 million, or $0.43 per diluted share, for the fourth quarter of 2011, compared with a net loss of $11.4 million, or $0.04 per diluted share, in the fourth quarter of 2010 and net earnings of $181.5 million, or $0.57 per diluted share, in the third quarter of 2011.

The 2011 results were impacted by a non-cash gain of $29.0 million ($0.06 per diluted share) recognized in the fourth quarter for the correction of an actuarial calculation related to the medical plan covering certain eligible early retirees. This calculation did not have a material impact on any previously reported results.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $142.8 million ($0.28 per diluted share) for the full year 2011, compared with a charge of $164.0 million in 2010 ($0.32 per diluted share). The LIFO charge in the fourth quarter of 2011 was $51.8 million ($0.11 per diluted share), compared with a charge of $28.0 million in the third quarter of 2011 ($0.05 per diluted share) and a charge of $23.0 million in the fourth quarter of 2010 ($0.04 per diluted share). The fourth quarter LIFO charge was approximately $27 million less than anticipated at the time we gave our quantitative guidance.

Pre-operating and start-up costs of new facilities were $97.1 million for the full year 2011, a decrease from $174.8 million for the full year 2010. Pre-operating and start-up costs were $20.8 million in the fourth quarter of 2011 compared to $17.0 million in the third quarter of 2011 and $39.0 million in the fourth quarter of 2010. The decrease in pre-operating and start-up costs from the prior year was due to several projects coming out of start-up, including the special bar quality ("SBQ") mill in Memphis, Tennessee, the wire rod products mill in Kingman, Arizona, and the galvanizing line in Decatur, Alabama.

For the full year 2011, Nucor's consolidated net sales increased 26% to $20.02 billion, compared with $15.84 billion for 2010. Average sales price per ton increased 21% from full year 2010. Total tons shipped to outside customers were 23,044,000 tons, an increase of 5% over 2010 levels.

Nucor's consolidated net sales decreased 8% to $4.83 billion in the fourth quarter of 2011 compared with $5.25 billion in the third quarter of 2011 and increased 25% compared with $3.85 billion in the fourth quarter of 2010. Average sales price per ton decreased 6% from the third quarter of 2011 and increased 18% from the fourth quarter of 2010. Total tons shipped to outside customers were 5,683,000 tons in the fourth quarter of 2011, a decrease of 2% from the third quarter of 2011 and an increase of 7% over last year's fourth quarter.

The average scrap and scrap substitute cost per ton used for the full year 2011 was $439, an increase of 25% over $351 in 2010. The average scrap and scrap substitute cost per ton used in the fourth quarter of 2011 was $441, a decrease of 2% from $449 in the third quarter and an increase of 23% over $359 in the fourth quarter of 2010.

Overall operating rates at our steel mills were 74% for the full year 2011, increasing from 70% in 2010 and 54% in 2009. Steel mill utilization rates for the fourth quarter of 2011 (71%) decreased from the third quarter (74%) and increased from last year's fourth quarter (68%).

For the full year 2011, total energy costs increased approximately $1 per ton from the prior year primarily due to higher electricity unit costs. In the fourth quarter of 2011, total energy costs decreased approximately $5 per ton from the third quarter of 2011, primarily due to lower electricity unit costs, and were unchanged from the fourth quarter of 2010.

Construction is continuing on our 2,500,000-ton direct reduced iron ("DRI") facility in Louisiana. The majority of the equipment will begin arriving in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

Our liquidity position remains strong with $3.15 billion in cash and cash equivalents, short-term investments, and restricted cash and investments. In December, we increased the amount of our revolving credit facility to $1.5 billion and extended its maturity date to December 2016. We have no outstanding borrowings under the revolving credit facility.

In December, Nucor's board of directors increased the quarterly cash dividend to $0.365 per share. The dividend is payable on February 10, 2012 to stockholders of record on December 30, 2011 and is Nucor's 155th consecutive quarterly cash dividend. Nucor continues a record of 39 consecutive years of increases to its regular dividend.

Fourth quarter earnings of $0.43 per share were significantly better than our quantitative guidance of between $0.22 and $0.27 per share, but as we expected were lower than third quarter 2011 earnings of $0.57 per share. The declining trend in steel margins appears to have bottomed overall as December was our most profitable month in the fourth quarter. The trend is more positive at the bar mills and beam mills where margins per ton improved in the fourth quarter compared to the third quarter of 2011. Margins at our plate and sheet mills continued to be impacted by higher import levels that began in the second quarter of 2011 and new domestic sheet mill supply. Selling prices have recently trended up for both our plate and sheet steel mills while scrap prices have been flat to slightly down. We therefore expect earnings in the first quarter of 2012 to be improved from fourth quarter 2011 levels, after adjusting for one-time benefits received in the fourth quarter. End markets such as automotive, heavy equipment, energy and general manufacturing have continued to experience improvements in demand, benefitting special bar quality, sheet and plate products. We are also seeing small but encouraging signs of improvement in our construction products business.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2010 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 26, 2012 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2011	2010	Percentage Change	2011	2010	Percentage Change
Steel mills production	4,765	4,472	7%	19,561	18,258	7%
Steel mills total shipments	4,933	4,568	8%	20,125	18,573	8%

Sales tons to outside customers:
Steel mills	4,132	3,840	8%	16,796	15,821	6%
Joist	69	74	-7%	288	276	4%
Deck	78	76	3%	312	306	2%
Cold finished	113	111	2%	494	462	7%
Fabricated concrete
reinforcing steel	266	230	16%	1,074	981	9%
Other	1,025	1,003	2%	4,080	4,173	-2%
	5,683	5,334	7%	23,044	22,019	5%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2011	2010	2011	2010

Net sales	$4,829,677	$3,853,750	$20,023,564	$15,844,627

Costs, expenses and other:
Cost of products sold	4,461,568	3,721,207	18,074,967	15,000,962
Marketing, administrative and other expenses	108,050	102,145	520,648	391,375
Equity in losses (earnings)
of unconsolidated affiliates	(4,147)	601	10,043	32,082
Interest expense, net	40,151	40,297	166,094	153,093
	4,605,622	3,864,250	18,771,752	15,577,512
Earnings (loss) before income taxes and
noncontrolling interests	224,055	(10,500)	1,251,812	267,115
Provision for (benefit from) income taxes	65,882	(19,387)	390,828	60,792
Net earnings	158,173	8,887	860,984	206,323
Earnings attributable to
noncontrolling interests	21,117	20,246	82,796	72,231
Net earnings (loss) attributable to
Nucor stockholders	$ 137,056	$ (11,359)	$ 778,188	$ 134,092

Net earnings (loss) per share:
Basic	$0.43	($0.04)	$2.45	$0.42
Diluted	$0.43	($0.04)	$2.45	$0.42

Average shares outstanding:
Basic	317,393	316,329	316,997	315,962
Diluted	317,464	316,329	317,161	316,510

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,200,645	$ 1,325,406
Short-term investments	1,362,641	1,153,623
Accounts receivable, net	1,710,773	1,439,828
Inventories, net	1,987,257	1,557,574
Other current assets	446,765	384,744

Total current assets	6,708,081	5,861,175

Property, plant and equipment, net	3,755,604	3,852,118

Restricted cash and investments	585,833	598,482

Goodwill	1,830,661	1,836,294

Other intangible assets, net	784,640	856,125

Other assets	905,531	917,716

Total assets	$ 14,570,350	$ 13,921,910

LIABILITIES
Current liabilities:
Short-term debt	$ 1,826	$ 13,328
Long-term debt due within one year	650,000	-
Accounts payable	958,645	896,703
Salaries, wages and related accruals	333,341	207,168
Accrued expenses and other current liabilities	452,247	387,239

Total current liabilities	2,396,059	1,504,438

Long-term debt due after one year	3,630,200	4,280,200

Deferred credits and other liabilities	837,511	806,578

Total liabilities	6,863,770	6,591,216

EQUITY
Nucor stockholders' equity:
Common stock	150,496	150,181
Additional paid-in capital	1,756,534	1,711,518
Retained earnings	7,111,566	6,795,988
Accumulated other comprehensive loss,
net of income taxes	(38,177)	(27,776)
Treasury stock	(1,505,534)	(1,509,841)
Total Nucor stockholders' equity	7,474,885	7,120,070

Noncontrolling interests	231,695	210,624

Total equity	7,706,580	7,330,694

Total liabilities and equity	$ 14,570,350	$ 13,921,910

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2011	2010

Operating activities:
Net earnings	$ 860,984	$ 206,323
Adjustments:
Depreciation	522,571	512,147
Amortization	67,829	70,455
Stock-based compensation	49,003	43,041
Deferred income taxes	58,051	138,262
Equity in losses of unconsolidated affiliates	10,043	32,082
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(274,920)	(310,188)
Inventories	(433,696)	(231,913)
Accounts payable	63,571	186,417
Federal income taxes	930	180,821
Salaries, wages and related accruals	129,340	56,641
Other	(21,094)	(10,684)

Cash provided by operating activities	1,032,612	873,404

Investing activities:
Capital expenditures	(440,502)	(345,294)
Investment in and advances to affiliates	(95,950)	(434,006)
Repayment of advances to affiliates	50,000	83,885
Disposition of plant and equipment	25,333	24,944
Acquisitions (net of cash acquired)	(3,959)	(64,788)
Purchases of investments	(1,494,782)	(1,323,264)
Proceeds from the sale of investments	1,285,763	394,640
Purchases of restricted investments	(564,994)	-
Proceeds from the sale of restricted investments	47,479	-
Other changes in restricted cash and investments	530,165	(598,482)

Cash used in investing activities	(661,447)	(2,262,365)

Financing activities:
Net change in short-term debt	(11,450)	11,561
Repayment of long-term debt	-	(6,000)
Proceeds from issuance of long-term debt, net of discount	-	1,198,992
Debt issuance costs	-	(4,050)
Issuance of common stock	8,097	4,687
Excess tax benefits from stock-based compensation	1,000	(700)
Distributions to noncontrolling interests	(61,720)	(55,380)
Cash dividends	(461,518)	(457,282)
Other financing activities	30,569	-

Cash provided by (used in) financing activities	(495,022)	691,828

Effect of exchange rate changes on cash	(904)	5,558

Decrease in cash and cash equivalents	(124,761)	(691,575)

Cash and cash equivalents - beginning of year	1,325,406	2,016,981

Cash and cash equivalents - end of year	$ 1,200,645	$ 1,325,406

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208